Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
OLD REPUBLIC INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, par value $1.00	Other	25,000,000	$29.02	$725,500,000	$147.60 per $1,000,000	$107,083.80
Total Offering Amounts					$725,500,000		$107,083.80
Total Fee Offsets							N/A
Net Fee Due							$107,083.80

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)    Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, as amended, based upon the average of the high and low selling prices ($29.20 and $28.83) per share of Common Stock as reported by the New York Stock Exchange on December 7, 2023, which is within five business days prior to the date of this filing.
In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.